OCCUPANCY AGREEMENT



                            BETWEEN:


       EQUITABLE REAL ESTATE INVESTMENT CORPORATION LTD.

                         ("Equitable")


                             AND:


                  BIDDER COMMUNICATIONS, INC.

                       (the "Occupant")




  #418 SHELLY BUILDING, 119 WEST PENDER STREET, VANCOUVER, B.C.

                       (the "Premises")












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           EQUITABLE REAL ESTATE INVESTMENT CORPORATION
                     OCCUPANCY AGREEMENT

This License to Occupy is made as of February 22, 2000, between Equitable Real Estate Investment Corporation Ltd. as "Equitable" and Bidder Communications, Inc., as "Occupant".

Basic Terms.  The Basic Terms of this Occupancy Agreement are:

(a)	(i)	Equitable:	             EQUITABLE REAL ESTATE INVESTMENT CORPORATION
                                LTD.

  	(ii)	Address of Equitable:	  #505 - 325 Howe Street
                             			Vancouver, B.C.  V6C 1Z7

(b)	(i)	Occupant (legal name):  BIDDER COMMUNICATIONS, INC.

	  (ii)	Business Name:	         doing business as:
                                BIDDER COMMUNICATIONS, INC.

  (iii)	Address of Occupant:	    c/o #804-819 Hamilton Street
                             			Vancouver, B.C. V6B 6M2

   (iv) Telephone/Facsimile:    Cell: 837-6238 H: 685-1226

   	(v)	Occupant's Representative:	James Suk

(c)	(i)	Indemnifier(s):	        None

	(ii)	Address of Indemnifier(s):

(d)	(i)	Building Name:	         Shelly Building

	(ii)	Building Address:	        119 W. Pender Street, Vancouver, B.C.

(e)	Premises:	                  Suite #	418

(f)	Commencement Date:	         March 1, 2000

(g)	License Term:	              Month to month, subject to
                                Schedule "A" hereto.

(h)	License Fee:	               $323.56 Cdn.  monthly (subject to
                                Schedule "A") plus all applicable
                                taxes, all payable in advance on
                                the first day of each month.

(i)	Deposit:	                   $692.42 Cdn.

(j)	Permitted Use:	             Business offices limited to the
                                conduct of the Occupant's
                                business, which is:

                             			GENERAL OFFICE USE
                             			and for no other use.

(k)	Other Terms and Conditions:	As set out in the Schedules
                                attached hereto.

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

Grant of License. In consideration of the License Fee and the covenants and agreements of Equitable contained in this Occupancy Agreement and the Schedules attached hereto, Equitable grants to the Occupant a License to occupy the Premises for the Permitted Use for and during the License Term on the terms and conditions set out in this Occupancy Agreement.

IN WITNESS WHEREOF the parties have executed this Occupancy Agreement as of the date first set out above.

OCCUPANT

SIGNED, SEALED AND DELIVERED by the
OCCUPANT in the presence of:

/s/ John Jervis
Witness Signature


600-1111 W. Georgia Street, Vancouver, B.C., Canada
Witness Address

Leasing Agent
Witness Occupation


BIDDER COMMUNICATIONS, INC.
Occupant Full Legal Name


Per:	/s/ James Suk, Secretary
	Signature of Authorized Signatory


We have authority to bind the Occupant.


















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


                           SCHEDULE "A"
                     Terms of Occupancy

Term. The License Term will be from month to month, and may be terminated on the last day of any calendar month:

(a)	by the Occupant, on giving not less than 60 days prior
written notice; or

(b)	by Equitable, on giving not less than 60 days prior written
notice, but subject to the provisions set out under "Default" below. The License Term will commence on the Commencement Date set out in Basic Term
(f), provided that before taking possession of the Premises the Occupant shall rovide Equitable with a copy of the Occupant's business license, together with evidence of the insurance required as set out below.

License Fee. Each month the Occupant will pay the License Fee described in Basic Term (h) on the date set out therein without any deduction or set-off together with all applicable taxes, provided the License Fee for the first month of the License Term will be deducted by Equitable from the Deposit. The License Fee shall be subject to adjustment by Equitable from time to time on not less than ninety (90) days prior notice.

Deposit. Equitable will hold the Deposit set out in Basic Term (i) as prepayment of the License Fee for the first month of the Term, with the balance to be held without interest as security for the performance of the Occupant's obligations under this Occupancy Agreement.
Equitable may at its option apply the Deposit in whole or in part to the payment of any License Fees in arrears or any other amounts owed by the Occupant to Equitable from time to time. If this Occupancy Agreement is terminated as a result of default of the Occupant, the balance (if any) of the Deposit will be retained by Equitable on account of damages. At the expiration of the License Term, the balance (if any) of the Deposit properly due to the Occupant will be repaid to the Occupant.

Additional Costs. In addition to the License Fee, the Occupant will pay to Equitable from time to time on demand the cost of any special or additional work or services provided by Equitable to the Occupant in excess of those normally provided to occupants of the Building, together with an administrative fee equal to 20% of the amount thereof.
The Occupant shall also pay promptly all business taxes, water and garbage rates, license fees, and all other charges levied in respect of the business carried on or the assets of the Occupant within the Premises, or in respect of or allocable to any fixtures, machinery, equipment or apparatus installed in the Premises (or elsewhere in the Building) by the Occupant, and all sales, goods and services, value added or other taxes assessed or imposed on the Occupant or Equitable, whether or not in existence at the Commencement Date, in respect of the License
Fees payable to Equitable by the Occupant under this Occupancy
Agreement, the right to occupancy of the Premises by Equitable to the Occupant or the provision of any goods, services or utilities whatsoever by Equitable to the Occupant under this Occupancy Agreement.

Interest on Arrears. If any License Fees or other amounts payable under this Occupancy Agreement to Equitable are not paid when due, the Occupant shall pay to Equitable interest at a rate equal 2% per month, compounded monthly, not in advance (equivalent to 25.23248% calculated half-yearly, not in advance), on the arrears thereof from the date such money became due and payable hereunder until Equitable is fully paid therefor.

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

In addition, in the event that any monthly License Fee is not paid in full by the fifth day of the month, or if any of the Occupant's cheque(s) fail to be honoured by the Occupant's bank, the Occupant shall pay to Equitable a late payment handling charge of $100.00 per occurrence.

Post-dated Cheques. The Occupant shall make payment of monthly License Fees for such period as Equitable may from time to time request by way of a series of post-dated cheques to be delivered to Equitable or by way of a pre-authorized debit payment system.

Quiet Enjoyment. If the Occupant duly and punctually pays the License Fees and performs its obligations set out in this Occupancy Agreement, the Occupant's occupation of the Premises will not be unreasonably disturbed or interrupted by Equitable during the Term.

Utilities and Services. Equitable will provide the following services to the Premises:

	(a)	heat for the use and occupancy of the Premises during Normal
Operating Hours,

	(b)	janitor services, including window washing, as reasonably
required to keep the Premises in a clean and wholesome condition, provided that Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day,

	(c)	electric power for normal lighting and small business office equipment, and

	(d)	replacement of Building standard florescent tubes, light
bulbs and ballasts as required from time to time as a result of normal usage.

In addition, Equitable shall provide the following services in the Building:

	(e)	domestic running water and necessary supplies in washrooms
sufficient for the normal use thereof by occupants in the Building,

	(f)	heat, lighting, electric power, domestic running water, and
janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Operating Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord, and

	(g)	a general directory board on which the Occupant shall be
entitled to have its name shown, provided that Equitable shall have control thereof and of the space thereon to be allocated to each occupant of the Building.

Common Areas. The Occupant and its employees and invitees will have the use in common with others entitled thereto of the common washrooms, common entrances, lobbies, stairways, loading areas, garbage areas and corridors of the Building giving access to the Premises and all other common areas and common facilities that are part of the Building, however subject at all times to the control of Equitable over all of the common areas and common facilities pursuant to this Occupancy Agreement

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

and the Rules and Regulations and to the right of Equitable from time to time in its sole discretion to alter, reduce or expand the location, area, level and arrangement of the common areas. The Occupant acknowledges that such rights may be restricted outside of Normal Operating Hours or during periods of real or apprehended emergencies.

Use of Premises. The Occupant acknowledges that it is only one of many occupants of the Building, and accordingly the Occupant will not use the Premises in a manner or for a purpose which might interfere with or cause a nuisance to other occupants of the Building, nor will the Occupant use the same for any illegal or immoral purpose which Equitable, acting reasonably, might find to be objectionable. A breach of this provision shall be grounds for immediate and absolute termination of this Occupancy Agreement.

Compliance with Laws.   At the sole cost and expense of the Occupant, the
Occupant shall abide by and comply with all applicable laws, by-laws, and regulations of competent governmental authorities applicable to the Premises, the condition of the Premises or the use or occupation thereof by the Occupant.

Repairs.  The Occupant covenants with Equitable that the Occupant will:

(a)	at its own cost and expense, at all times during the License Term maintain and keep the Premises and all equipment, fixtures and improvements in good order and repair, reasonable ear and tear only excepted, and repair damage to the Building caused by the Occupant, its agents, employees, officers, independent contractors and invitees;

(b)	not deposit any material in the plumbing system of the
Building which might cause an obstruction;

(c)	promptly repair and make whole with materials of at least
equivalent quality any damaged glass, plate glass, doors, locks and windows in the Premises;

(d)	permit Equitable, its employees and agents, at any
reasonable time during Normal Operating Hours and at any time during any emergency, to enter the Premises and examine the state of maintenance, repair, decoration and order of the Premises, all equipment, fixtures and improvements within the Premises and, if Equitable gives notice to the Occupant requiring that the Occupant perform such maintenance or effect such repairs as may be found necessary from such examination, the Occupant will do so;

(e)	at the expiration of the License Term, deliver to Equitable
vacant possession of the Premises in the condition in which the Occupant is required to maintain and repair the Premises; and

(f)	permit the employees and agents of Equitable to enter the
Premises at all times during Normal Operating Hours to make alterations or repairs as they deem necessary for the safety or preservation or proper administration or improvement of the Premises, any premises adjoining the Premises, or the Building.

Alterations by Occupant.   Provided the Occupant obtains the
prior written consent of Equitable in each instance, which consent Equitable may withhold in its sole discretion, the Occupant may, at its expense, make such alterations to the Premises as will better adapt the Premises for the purposes for which the Premises are permitted to be used under this Occupancy Agreement. At the expiration or termination of the License Term, all alterations made to the Premises will become

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

Equitable's property, without any obligation on Equitable to pay any compensation therefor; provided that, if requested by Equitable, the Occupant agrees to remove such alterations made by it as Equitable specifies and return the Premises to their former condition, all at the Occupant's expense. If the Occupant fails to remove such alterations and to restore the Premises, Equitable may attend to the same and deduct the cost thereof from the Deposit, or such of the Deposit as is then remaining, provided that any additional costs over and above the amount of any Deposit on hand incurred by Equitable shall be promptly reimbursed to Equitable by the Occupant. The Occupant will not permit, do, or cause anything to be done to the Premises at any time which would allow any lien, lis pendens, judgment or any charge of any nature whatsoever to be imposed or to remain upon the Premises or the Building. In the event of the registration of any lien or other encumbrance by a contractor or sub-contractor of the Occupant, the Occupant will, at its own expense, immediately cause the same to be discharged and if the Occupant does not immediately discharge the lien, Equitable may pay such lien and the Occupant agrees to pay to Equitable on demand the amount so paid and all Equitable's costs in connection therewith plus an administrative fee equal to 20% of such costs.

Equitable's Right to Alter.   Equitable reserves the right to alter the
components, design or dimensions of the Premises or the Building, including the right to make additions, alterations and improvements to the Building, and to relocate the Premises within the Building, provided that the Premises as altered or relocated shall be reasonably similar to the original premises. The exercise by Equitable of its rights under this provision shall not be considered to be a breach of Equitable's agreement to provide quiet enjoyment to the Occupant.

Service Interruptions. Equitable does not warrant that any service or facility provided by Equitable hereunder will be free from interruptions caused or required by maintenance, repairs, renewals, modifications, strikes, riots, insurrections, labour controversies, force majeure, Acts of God or other cause or causes beyond Equitable's reasonable control.
No such interruption shall render Equitable liable in damages to the Occupant, nor relieve the Occupant from its obligations under this Occupancy Agreement, provided that Equitable shall take all reasonable and practical steps within its power to remove the cause of such interruption.

No Assignment or Sublicense.The Occupant acknowledges that this Occupancy Agreement is personal to the Occupant, and that the Occupant will not assign this Occupancy Agreement in whole or in part, nor grant a sublicense o f the whole or any part of the Premises, nor grant any concession or license within or with respect to the Premises, nor allow any person except the Occupant's officers or employees to occupy or use the Premises, without the prior written consent of Equitable, which consent may be withheld by Equitable it its sole and arbitrary discretion. A breach of this provision shall be grounds for immediate termination of this Occupancy Agreement.

Occupant's Insurance. The Occupant covenants with Equitable that the Occupant will take out and maintain in full force and effect throughout the License Term:

(a)	"All Risks" insurance on all contents of the Premises,
including but not limited to equipment, fixtures and improvements, for not less than the full replacement cost, such insurance to contain a waiver of subrogation against Equitable and the registered and beneficial owner of the Building; and


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

(b)	comprehensive general liability insurance respecting the
use, occupancy and conduct of business on and from the Premises, including any signs, temporary tables or other activities of the Occupant within the Building, with coverage for any one occurrence or claim of not less than $1,000,000, such insurance to list Equitable and the registered and beneficial owner of the Building as additional insured and to contain cross liability and severability of interests clauses,all such insurance to be in a form reasonably satisfactory to Equitable.

In the event that both Equitable and the Occupant have a claim under the Occupant's insurance policy, Equitable's claim shall take priority. Equitable shall at all times be provided with an up-to-date certificate confirming that the Occupant's insurance is in force.

Equitable's Insurance. During the License Term Equitable agrees to take out premises liability insurance respecting the use, occupancy and conduct of business of licensees within the Building (including the Occupant), with a limit of $1,000,000. Such premises liability insurance shall be secondary to any other liability insurance carried by the Occupant, and specifically shall not include activities off the Premises, Product or Completed Operations Liability or Professional Liability. The Occupant covenants and agrees to report immediately any incident involving injury or property damage which might result in a claim against the Occupant, Equitable or the registered and beneficial owner of the Building. Nothing herein shall operate as a waiver of the requirement for the Occupant to obtain its own insurance as noted above.

Liability and Indemnity. The Occupant acknowledges that neither Equitable nor the registered and beneficial owner of the Building, their agents, employees and officers will be liable for any damage to or loss of any property of the Occupant, howsoever caused, whether on the Premises or elsewhere in the Building, nor will Equitable or the registered and beneficial owner of the Building, their agents, employees and officers be liable or responsible in any way for any personal or consequential injury of any nature whatsoever, including death, that may be suffered or sustained by the Occupant or any other person arising out of or in connection with the Premises or any activities of the Occupant within the Building or on the Lands. The Occupant will indemnify and save harmless Equitable and the registered and beneficial owner of the Building against and from any and all claims, demands, causes of action, actions, proceedings, losses, damages, expenses, costs, and legal fees on a solicitor and client basis which may arise out of or be in any way connected with the occupation or use by the Occupant of the Premises or a breach by the Occupant of its obligations under this Occupancy Agreement.

Default. Notwithstanding anything to the contrary contained in this Occupancy Agreement, if and whenever:

(a)	the License Fees payable by the Occupant under the Occupancy
Agreement or any part thereof are not paid on the day appointed for payment, whether demanded or not;



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(b)	any of the agreements, conditions or rules and regulations
on the part of the Occupant to be kept, observed or performed are not so kept, observed and performed;

(c)	the Occupant makes any assignment for the benefit of creditors or any bulk sale or becomes bankrupt or insolvent, or takes the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors, or a receiver or receiver-manager is appointed in respect of the Occupant's goods and chattels or business;

(d)	the Occupant is a corporation and any order is made for the
winding-up of the Occupant, or other termination of the corporate existence of the Occupant;

(e)	the Occupant abandons or attempts to abandon the Premises;

(f)	the Occupant is in breach of any of the by-laws, rules or
regulations then and in every such case, Equitable, at its option, may terminate this Occupancy Agreement by delivering to the Occupant notice in writing to that effect and immediately upon such delivery this Occupancy Agreement will terminate, without prejudice to any rights of Equitable which may have accrued prior to such termination and to any claim for loss or damages which Equitable may have against the Occupant in respect of the Occupant's default. Equitable shall retain the right to terminate this Occupancy Agreement for default of the Occupant notwithstanding that the default may have been rectified. In the event of any termination of this Occupancy Agreement for default of the Occupant, the Deposit referred to in Basic Term (i) or so much of it as remains on deposit with Equitable shall be retained by Equitable on account of liquidated damages arising out of such default of the Occupant, but without limiting any other rights of Equitable.

Non-Waiver. No waiver of the Occupant's obligations or the rights of Equitable will occur as a result of any condoning, excusing, overlooking or delay by Equitable in respect of any breach by the Occupant, other than an express waiver in writing, duly executed on behalf of Equitable.

Rules and Regulations. The Occupant will observe and cause its officers, employees, agents, clients, licensees, customers, invitees and visitors to observe the rules and regulations for the Building attached hereto as Schedule "B" and any further rules and regulations which Equitable may implement from time to time for the operation of the Building.

Notice.0.6 Any notice, demand, request or consent required or contemplated to be given or made by any provision of this Occupancy Agreement shall be given or made in writing and may be delivered personally or sent by facsimile or registered mail posted in Canada, postage prepaid, addressed to Equitable or to the Occupant, as the case may be, at their respective addresses set out in the Basic Terms of this Occupancy Agreement or to such other address or facsimile number of which either party may from time to time notify the other by notice in writing hereunder. At the option of Equitable any notice may be delivered to the Occupant at the Premises. The time of giving or making such notice, demand, request or consent shall be if delivered, when delivered, and if transmitted by facsimile, upon receipt of the usual confirmation of receipt, and if mailed by registered mail, on the third business day after the day of mailing thereof; provided that in the case of a disruption of normal mail service, a notice, demand, request or consent shall only be effective if actually delivered or transmitted by facsimile. If in this Occupancy Agreement two or more persons are named as Occupant, such notice, demand, request, consent or objection shall be sufficiently given or made if and when the same shall be given to any one of such persons.

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Time. Time is of the essence of this Occupancy Agreement.

Governing Law/Severability. The Occupancy Agreement shall be construed and governed by the laws of the Province of British Columbia. Should any provision or provisions of the Occupancy Agreement and/or its conditions be illegal or not enforceable, it or they shall be considered separate and severable from the Occupancy Agreement and its remaining provisions and conditions shall remain in force and be binding upon the parties hereto as though the said provision or provisions or conditions had never been included.

Entire Agreement. The Occupant acknowledges that there are no representations made by Equitable which are not set out in this Occupancy Agreement or in the Application For License To Occupy Form applicable hereto. The Occupant further acknowledges that this Occupancy Agreement together with the Application For License To Occupy Form constitutes the entire agreement between Equitable and the Occupant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing duly signed by Equitable and the Occupant.
The terms and provisions of the Application For License To Occupy
Form shall survive the execution and delivery of this Occupancy Agreement, provided that in the case of any conflict or inconsistency between the terms of the Application for License to Occupy Form and the terms of this Occupancy Agreement, the terms of this Occupancy Agreement shall prevail.

No Lease. The parties acknowledge and agree that this agreement is intended to create a license of occupation with respect to the Premises upon the terms and subject to the conditions herein set forth, and that no interest in land is created hereby, whether in the nature of a leasehold or sub-leasehold interest or otherwise.



                           SCHEDULE "B"

                      Rules and Regulations

1.	REFUSE

(a)	The Occupant shall not burn any substance in or about the
Premises or anywhere within the Building, and shall not use or permit any part of the Premises to be used in such manner as to cause a nuisance nor to cause or permit annoying noises or vibrations or offensive odors.

(b)	If the contents of the Occupant's Premises including
garbage are of a deteriorating nature, creating offensive odours, the Occupant shall at its cost and expense remove same from the Premises as required by Equitable.

(c)	In the event Equitable considers necessary, or otherwise
consents in writing to, the placing of the Occupant's garbage outside the Premises, such garbage shall be placed by the Occupant in containers approved by Equitable but provided at the Occupant's expense and kept at a location designated by Equitable.

2.	OVERLOADING, SUSPENSION

(a)	The Occupant shall not overload any floor of the Premises.


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(b)	The Occupant shall not hang or suspend from any wall or
ceiling or roof, or any other part of the Building, any equipment, fixtures, signs or displays which are not first authorized by Equitable.

3.	ELECTRICAL EQUIPMENT

(a)	The Occupant shall at its sole cost and expense, install
and maintain all additional lighting fixtures, electrical equipment and wiring provided.

(b)	The Occupant shall not install any utility, electrical or
mechanical facility or service of which Equitable does not approve or which might overload the capacity of any utility, electrical or mechanical facility in the Premises or the Building. If the Occupant requires any electrical equipment which might overload the electrical facilities in the Premises, the Occupant shall submit to Equitable plans and specifications for works required to install and supply additional electrical facilities or equipment to prevent such overloading, and shall obtain Equitable's written approval to perform such works, which shall meet all the applicable regulations or requirements of any government or other competent authority, the Association of Insurance Underwriters and Equitable's insurers, all at the sole cost and expense of the Occupant.

4.	PLUMBING

No plumbing facilities shall be used for any purpose other than that for which they were designed, and no foreign substance of any kind shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this provision by the Occupant or by any person for whom the Occupant is responsible shall be borne by the Occupant.

5.	SIGNS, ADVERTISING

(a)	The Occupant shall not use any advertising media that Equitable shall deem objectionable to it or to other Occupants, such as, without limiting the generality of the foregoing, loudspeakers, phonographs, televisions, public address systems, sound amplifiers, radios, broadcasts or telecasts within the Building.

(b)	The Occupant will not erect or place any signs, awnings, canopies, decorations, lettering or advertising of any nature or kind whatsoever on the exterior walls of the Premises, or on or visible through the interior or exterior windows of the Premises or on the walls of or elsewhere in the Building, without first obtaining
Equitable's written approval (which may be withheld by Equitable in its sole and arbitrary discretion) and complying with all sign restrictions imposed by Equitable and any governmental authorities having jurisdiction.

6.	NO SOLICITATION

The Occupant, or the Occupant's employees and agents, shall not solicit business in the common areas and shall not distribute any handbills or other advertising matter therein.

7.	DELIVERY

(a)	The Occupant shall receive, ship, take delivery of, and allow and require suppliers and others to deliver or to take delivery of, merchandise, supplies, fixtures, equipment, furnishings and

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materials only through the appropriate service and delivery facilities designated by Equitable, at such times as Equitable may reasonably specify and in accordance with the reasonable directives and further rules and regulations of Equitable.

(b)	The Occupant shall inform the suppliers of such times and rules and regulations respecting delivery so as to accommodate the ease of delivery to and from the Building.

(c)	The Occupant shall remove all such merchandise and other delivered items from the loading area or other common areas of the Building immediately upon such delivery or shall pay such costs as may be determined by Equitable for any hourly, daily or weekly temporary storage permitted by Equitable.

8.	PESTS

Should the Premises become infested with rodents, vermin or the like, the Occupant shall forthwith remedy the same and shall use, at the Occupant's cost, such pest extermination contractor as Equitable may direct and at such intervals as Equitable may require as being necessary by reason of the conditions in the Premises.

9.	NOTICE OF ACCIDENT, DEFECTS

The Occupant shall give immediate notice to Equitable in case of fire or accident in the Premises or of defects therein or to any fixtures or equipment thereon.

10.	INCREASE IN INSURANCE COSTS

The Occupant shall not permit or do anything which might result in an increase in the cost of insurance of Equitable or any others in the Building or which might result in an actual or threatened cancellation of, or adverse change in, any insurance policy of Equitable or any other occupants of the Building.

11.	EMERGENCY CONTACTS

The Occupant shall provide Equitable with the names, addresses and telephone numbers of two (2) authorized employees of the Occupant who may be contacted by Equitable in the event of an emergency relative to the Premises.

12.	PERMITS, LICENSES

The Occupant alone shall be responsible for obtaining, from the appropriate governmental authority or other regulatory body having jurisdiction, whatever permits, licenses or approvals as may be necessary for the operation of its business, the whole to the entire exoneration of Equitable.

13.	OCCUPANT'S WORK

Any work to be performed in the Premises by the Occupant or its contractors shall be first approved by Equitable and then completed strictly in accordance with the Landlord's approval and with the rules and regulations of Equitable from time to time in respect of work by Occupants within the Building.


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14.	NORMAL OPERATING HOURS, SECURITY

The Normal Operating Hours of the Building are 7:00 a.m. through 6:00 p.m., Monday through Friday, excluding days which are legal or statutory holidays in the jurisdiction in which the Building is located. Outside of such Normal Operating Hours, the Occupant, its agents, employees and invitees may be required to present identification and comply with Equitable's security requirements with respect to the Building.
Equitable shall be entitled to exclude or eject from the Building any person who does not comply with Equitable's security requirements outside of Normal Operating Hours, and consistent disregard of Equitable's security requirements by the Occupant or its agents and employees shall be grounds for termination of this Occupancy Agreement.

15.	FURTHER RULES AND REGULATIONS

The foregoing Rules and Regulations, are for the general benefit and welfare of the Building and the occupants thereof, as from time to time amended, are not necessarily of uniform application, but may be waived in whole or in part in respect of other occupants without affecting their enforceability with respect to the Occupant and the Premises, and may be waived in whole or in part with respect to the Premises without waiving them as to future application to the Premises. The imposition of such Rules and Regulations shall not create or imply any obligation of Equitable to enforce them or create any liability of Equitable for their non-enforcement.


                          APPENDIX "1"

                      Indemnity Agreement


In consideration of Equitable entering into the occupancy agreement (the "Occupancy Agreement") with the Occupant described on page 1 of the Occupancy Agreement and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Indemnifier, the Indemnifier covenants and agrees with Equitable as follows:

1.	The Indemnifier is financially interested in the affairs of the
Occupant, and the granting of this Indemnity Agreement is in the best interests of the Indemnifier.

2.	The Indemnifier will indemnify and save harmless Equitable in respect of any default by the Occupant in the carrying out of each and every one of the Occupant's covenants and agreements set out in the Occupancy Agreement.

3.	If any default is made by the Occupant under the Occupancy Agreement the Indemnifier will on demand of Equitable immediately remedy such default.

4.	The Indemnifier will indemnify and save harmless Equitable with respect to all losses, costs, expenses, claims, liabilities and damages that may be suffered or incurred by Equitable by reason of or relating to, directly or indirectly, any default by the Occupant under the Occupancy Agreement.

5.	This indemnity is absolute and unconditional.

6.	Equitable shall not be bound or required to proceed against the
Occupant or any other obliged person or to have recourse to or exhaust any security from time to time held by it for the performance of the covenants or agreements of the Occupant in the Occupancy Agreement contained or to

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pursue any other remedy whatsoever which may be available to Equitable before proceeding against the Indemnifier.

7.	No proceeding under this Indemnity and no recovery made as a result thereof will be a bar or a defence to any further proceeding under this Indemnity.

8.	The Indemnifier waives the right to receive notice of any default by the Occupant under the Occupancy Agreement.

9.	The obligations of the Indemnifier under this Indemnity shall in no way be released, discharged, reduced or otherwise affected by:

	(a)	modifications, releases or discharges granted to the Occupant in respect of its obligations to keep, observe or perform its covenants and agreements under the Occupancy Agreement;

	(b)	any agreement or other dealing between Equitable and the
Occupant having the effect of amending or altering the Occupancy
Agreement or the obligations of the Occupant thereunder;

	(c)	any neglect, delay or forbearance of Equitable in demanding, requiring or enforcing the keeping, observance or performance by the Occupant of any of its covenants or agreements under the Occupancy
Agreement or by the Indemnifier of any of its obligations under this Indemnity;

	(d)	granting any extension of time, waivers, or indulgences;

	(e)	any assignment of the Occupancy Agreement or sub-licensing by the Occupant or any trustee in bankruptcy, receiver or other successor or any consent of Equitable to any assignment or sub-licensing;

	(f)	bankruptcy, insolvency or dissolution of the Occupant or the
Indemnifier;

	(g)	any other compromising, modifying or releasing of the
Occupant's obligations under the Occupancy Agreement through the operation of any statute or law;

	(h)	any event or occurrence which would have the effect at law of terminating or rendering unenforceable any covenants or agreements of the Occupant in the Occupancy Agreement contained or of the Indemnifier hereunder;

	(i)	any failure by Equitable to give notice to the Indemnifier of any default by the Occupant under the Occupancy Agreement;

	(j)	any re-entry by Equitable onto the premises licensed under,
or termination of, the Occupancy Agreement;

	(k)	any change in the constitution of the Occupant, if a partnership; or

	(l)	any other matter, thing, act or omission of the Occupant
whatsoever.

10.	Without limiting the generality of the foregoing, the Indemnifier shall be bound by the terms and provisions of the Occupancy Agreement in the same manner as though the Indemnifier were the Occupant named in the Occupancy Agreement.

11.	The benefit of the Indemnifier's covenants herein may, from time to time, be assigned, collaterally, conditionally or otherwise, to any other entity to whom Equitable assigns the benefits of the Occupancy Agreement and such other assignee shall be entitled to enforce the provisions hereof against the Indemnifier as though such assignee were the original contracting party hereto with the Indemnifier.

12.	This Indemnity will extend to and be binding upon the Indemnifier, its heirs, executors, administrators, successors and assigns and will enure to the benefit of and may be enforced by Equitable, its successors and assigns and any mortgagee, chargee, or other encumbrancer of all or any part of the Premises licensed under the Occupancy Agreement.

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